Exhibit 10.1

March 10,2017	28 Wells Avenue, Third Floor
Yonkers, New York 10701
Steven C. Gilman, Ph.D.	914 207-2300 tel
527 Concord Street	914 207-2399 fax
Belmont, MA 02478	WWW.CONTRAFECT.COM

Dear Dr. Gilman,

As discussed, set forth below is a summary of our mutual agreement regarding certain terms of your leave of absence from active employment with ContraFect Corporation (the “Company’’) for medical reasons beginning on March 16, 2017 (the “Leave Start Date”).

During the period commencing on the Leave Start Date and ending on the earliest of: (i) the date that is six months following the Leave Start Date; (ii) your return to active employment with the Company; or (iii) the termination of your employment with the Company (the “Leave Period”), you will be excused from performing your duties as Chief Executive Officer of the Company but are expected to continue performing your duties as Chairman of the Company’s Board of Directors. During the Leave Period, you will receive a base salary at a rate equal to 50% of your base salary in effect as of the Leave Start Date, paid in accordance with the Company’s ordinary payroll practices and subject to tax withholdings required by law, and you, your spouse and your eligible dependents will continue to be eligible to participate in the Company’s health and welfare benefit plans as provided in the letter agreement between you and the Company, dated July 21, 2016.

The foregoing will not provide a basis for you to resign your employment for “Good Reason” under the letter agreement between you and the Company, dated July 21, 2016.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

Sol J. Barer, Ph.D.
Lead Independent Director

Accepted and agreed:

Steven C. Gilman, Ph.D.